Exhibit 99(a)

CONTACT:  Clara Kinner
         (314) 923-6268
         Deb Wiethop
         (314) 923-4767

BLUE CROSS AND BLUE SHIELD OF MISSOURI AND RIGHTCHOICE ADVISE
      THAT COURT HAS CONTINUED CONCERNS ABOUT MODIFIED
                    SETTLEMENT AGREEMENT

ST. LOUIS, March 16, 1999 -- Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE:RIT), advised today that Cole County Circuit Court
Judge Thomas Brown III made statements on the record
indicating that he has continued concerns with the modified settlement agreement filed on March 12, 1999.
  Judge Brown's comments, made during an informal status hearing late on March 15, did not constitute an approval or denial of the modified settlement agreement. Judge Brown did not indicate when a formal ruling would be issued, and stated that he had not yet completed his review of the modified settlement agreement and supporting documents.
  Judge Brown expressed concern about a number of issues, including whether the modified agreement produces full and fair value to the resulting foundation and about provisions
of the stock divestiture plan.  He expressed particular
concern about the process by which members are to be selected to serve on the foundation board.
  Blue Cross and Blue Shield of Missouri continues its parallel course of appeal to the Missouri Supreme Court, and in light of the court's comments, is considering other legal options.
  On March 12 Blue Cross and Blue Shield of Missouri, state officials, and almost 100 consumer groups representing 1 million Missourians filed a joint motion to approve the modified settlement agreement. The agreement is intended to resolve outstanding litigation and regulatory issues, create a non-profit health care foundation, and move RightCHOICE forward as a consolidated, fully for-profit Blue Cross and
Blue Shield licensee.   The modified agreement resulted from
negotiations among the parties and consumer groups following the February 10 report by the court-appointed Special Master to address his concerns with the original settlement agreement.
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SAFE HARBOR STATEMENT
  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the possibility that court approval of the modified settlement agreement, referenced above, would not be obtained, or if obtained, could include conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; escalating health care costs; dependence on sales to individuals; recontracting efforts and potential of non-renewal of subscriber and provider agreements; voting control by the parent company; variability of operating results and stock price; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
  Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site address is www.abcbs.com.

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